EXHIBIT 2.1


                           ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") dated as of November 19, 1997, between PROXYMED, INC., a Florida corporation ("BUYER"), with its principal business address at 2501 Davie Road, Suite 230, Fort Lauderdale, Florida 33317, and US HEALTHDATA INTERCHANGE, INC., a Delaware corporation ("SELLER"), with its principal business address at 2301 Avenue J, Arlington, Texas 76006.

         Seller is in the business of providing electronic processing of claims for payment for health care services ("E-PROCESSING") provided by physicians and other health care providers ("PROVIDERS") from third party payors of such services ("TPPS"), including insurance companies, health maintenance organizations and employer health care plans (the "BUSINESS").

         Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, the Business and substantially all of the assets and properties of Seller.

         THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1. TRANSFER OF ASSETS

         1.1 THE ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing described in ARTICLE 3 hereof, the Business and all of the assets and properties of Seller as of the Closing Date (as defined below) of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located, including, but without limitation to, the following (but excluding the assets referenced in SECTION 1.2 below):

                  (a) OPERATIONAL CONTRACTS. All right, title and interest of Seller in all contracts and agreements in effect as of the Closing under which Seller (i) provides, or is permitted to provide, directly for TPPs E-Processing ("TPP CONTRACTS"), (ii) may engage in E-Processing through other companies who have TPP Contracts with TPPs with which Seller has no TPP Contract ("VAN CONTRACTS") and (iii) may provide, or is permitted to provide, E-Processing for Providers ("PROVIDER CONTRACTS"); all such TPP Contracts and VAN Contracts in effect as of the date hereof are listed in SCHEDULE 1.1(A);

                  (b) OTHER CONTRACTS. All right, title and interest of Seller in the contracts and licenses that Seller has relating to the Business other than those referred to in the other subsections of this Section
         1.1 which are listed on SCHEDULE 1.1(B) (the "OTHER CONTRACTS"), including without limitation any remaining noncompete, nondisclosure or similar ongoing benefits ("Restrictive Covenants") under any agreement to which Seller has been a party which Restrictive Covenants are in effect as of the Closing though

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         beyond the expiration of the underlying agreement, other than those agreements described in SECTION 1.2(H) below;

                  (c) LEASED PROPERTY. All right, title and interest of Seller in the lease (the "LEASE") of the real property in respect of Seller's address above (the "LEASED PROPERTY") together with all rights and privileges under such lease;

                  (d) EQUIPMENT. All right, title and interest of Seller in all furniture, fixtures, motor vehicles and other tangible personal property of every kind and description that are located upon or within the Leased Property, and/or are owned or leased by Seller, and/or are utilized in connection with Seller's operations (whether or not upon or within the Leased Property), a current list of which is attached hereto as SCHEDULE 1.1(D) ("EQUIPMENT");

                  (e) SOFTWARE PROGRAMS AND CONTRACTS. All of Seller's right, title and interest in all software programs, and all other contracts, agreements, licenses and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of software programs, source and object codes, related technical or user documentation and databases relating to Seller's business, including, without limitation, the Systems Integration Agreement, the Marketing Agreement and the Development and License Agreement each dated July ___, 1995 among Systems Xcellence USA, Inc., a Texas corporation ("SX USA"), Systems Xcellence International LLC, a Wyoming limited liability company (together with SX USA, "SX"), and Seller (the "SX AGREEMENTS"), including any Third Party Software (as defined in the SX Agreements) to which Seller has rights to the extent set forth in the SX Agreements, and the software developed by Seller described on SCHEDULE 1.1(E) (the Assets referred to in this SECTION 1.1(E), the "SOFTWARE PROGRAMS AND CONTRACTS");

                  (f) ACCOUNTS RECEIVABLE. All the accounts receivable of Seller which have not been collected through the Closing Date (the "ACCOUNTS RECEIVABLE"), including the account receivable identified as "other receivable" on Seller's Financial Statements (as defined below);

                  (g) TRADEMARKS AND TRADE NAMES. All right, title and interest of Seller in any trademarks and trade names used in the Business, including without limitation Seller's corporate name "US HealthData Interchange, Inc." and any variation thereof.

                  (h) OTHER INTANGIBLES. All right, title and interest of Seller in any trade names, trademarks, service marks, copyrights, patents, patent rights, licenses, brand names, trade secrets, technical know-how, goodwill, rights, domain names, telephone numbers and other intangibles used in the Business;

                  (i) BOOKS AND RECORDS. All right, title and interest of Seller in all papers, customer and vendor lists, computerized databases and records in Seller's care, custody or


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         control relating to any or all of the Assets and the operation of the
         Business, including but not limited to all personnel and labor relations records, sales records, marketing materials, and accounting and financial records;

                  (j) PREPAID EXPENSES AND DEPOSITS. All right, title and interest of Seller in all prepaid expenses and other prepaid items and deposits relating to any of the Assets and the operation of the Business ("PREPAID ITEMS");

                  (k) PERMITS, ETC. All right, title and interest of Seller in all currently effective permits, licenses, franchises, consents or authorizations issued by, and all registrations and filings with any governmental agency in connection with the Business, whenever issued or filed; and

                  (l) ALL PROPERTY NOT ELSEWHERE DESCRIBED. All right, title and interest of Seller in all other assets and properties of Seller of every kind, character or description owned, used or held for use (whether or not exclusively) in connection with the Business, whenever located and whether or not similar to the things set forth elsewhere in this Section 1.1, including without limitation any and all right, title and interest of Seller in or to be a member of ShareNET.

         1.2 EXCLUDED ASSETS. The assets to be transferred pursuant hereto shall not included any of the assets of Seller listed below (the "EXCLUDED ASSETS"):

                  (a) Seller's income tax records and returns and corporate minute books and stock records;

                  (b) Any governmental licenses, permits or similar authorizations which are not transferable ("Excluded Permits");

                  (c) Any and all trademarks and trade names which are identified in SCHEDULE 1.2;

                  (d) Any off the shelf software which by the terms of its license is not transferable;

                  (e) Any assets located at 5910 North Central Expressway, Suite 1780, Dallas, Texas or assets used by both Seller and its Affiliates ("SHARED ASSETS") (An "AFFILIATE" of any party is anyone who controls, is controlled by or is under common control with such party.);

                  (f) Any interest in the Asset Purchase Agreement (the "NGUYEN AGREEMENT") dated October 1, 1994 between US HealthData Interchange Inc., a Texas corporation now known as NguyenVu, Inc., and Seller (other than the liabilities and obligations under Sections I.3 and I.6 thereof assumed pursuant to SECTION 2.1(B)(III) below and the Restrictive Covenant benefits contained therein) or in any agreements or arrangements


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         relating thereto (collectively, the "NGUYEN ARRANGEMENTS"), including without limitation the Employment Agreement and Nondisclosure/Noncompetition Agreement each dated October 1, 1994 between Seller and D.T. Nguyen ("MR. NGUYEN") and the lawsuit (the "NGUYEN LAWSUIT") No. 97-02674-M in the 298th Judicial District Court of Dallas County, Texas.

                  (g) Any claims, rights or benefits arising under any of the leases, licenses, contracts or other agreements included in the Assets (the "CONTRACTS") which arose prior to the Closing (other than Accounts Receivable arising thereunder), including without limitation any claims against SX;

                  (h) Any confidentiality, standstill, letter of intent or similar agreements which Seller or any of its Affiliates may have entered into as to the proposed sale of the Business;

                  (i) Any right, title and interest of Seller in all of Seller's bank/cash accounts and any cash of Seller;

                  (j) Any prepaid items of Seller associated with Excluded Assets; and

                  (k) Any interest of any of Seller in any equity interests of any entity.

                  The Assets to be acquired pursuant to SECTION 1.1, together with the Business but not including any Excluded Assets, herein referred to as the "ASSETS."

ARTICLE 2. PURCHASE PRICE

         2.1 PAYMENT OF PURCHASE PRICE. In consideration for the transfer and assignment by Seller of the Assets and in consideration of the representations, warranties and covenants of Seller set forth herein, Buyer on the conditions set forth herein:

                  (a) Shall pay to Seller Four Million Dollars ($4,000,000) in cash as more fully described in SECTION 3.5 below (the "PURCHASE PRICE"), subject to adjustment as provided in SECTION 2.3 below; plus

                  (b) Shall assume, discharge, and pay when due;

                           (i) all trade payables incurred by Seller in the
                  ordinary course of its business through the Closing Date which remain unpaid on the Closing Date, whether or not such liabilities have been invoiced to Seller as of the Closing Date ("TRADE PAYABLES");

                           (ii) all other unpaid liabilities and obligations of
                  Seller (A) appearing on the Financial Statements or (B) which were incurred by Seller in the ordinary course of its business from October 31, 1997 through the Closing Date, including any Employee Obligations (defined below) to Seller's employees, but excluding


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                  any obligation for non-current charges from MCI (the sum of the payable liabilities and obligations as would be recorded on financial statements pursuant to GAAP (as defined below) and assumed by Buyer under Sections 2.1(b)(i) and (ii), but not including any obligation or liability for Unpaid Checks (defined below), any Excluded Liability (defined below), any matter for which Seller provides indemnification pursuant to this Agreement other than under Section 8.3 or matters for which the parties make a reduction of the Purchase Price at the Closing, is referred to herein as the "ASSUMED Payables"); and

                           (iii) all liabilities and obligations under Section
                  I.3 and I.6 of the Nguyen Agreement and the Contracts, but only to the extent that such liabilities or obligations accrue on or after the Closing Date; provided that this clause (iii) shall not limit the obligations of Buyer set forth in SECTIONS 2.1(B)(I) AND (II) (the items assumed by Buyer in this Section
                  2.1 the "ASSUMED LIABILITIES").

         2.2      LIABILITIES AND OBLIGATIONS NOT ASSUMED; INDEMNITIES.

                  (a) Except as expressly set forth in SECTION 2.1 above and in
         SECTION 3.4 below, Buyer does not assume and shall not be liable for
         (i) any check or draft made by Seller, whether or not included among liabilities on the Financial Statements ("Unpaid Checks") and (ii) any debt, obligation, taxes, responsibility or liability of the Business or Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise ("EXCLUDED LIABILITIES").

                  (b) Buyer shall forever defend, indemnify and hold harmless Seller and its directors, officers, employees and Affiliates from and against any and all liabilities, obligations, taxes, claims, demands, damages, costs, expenses recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees ("LOSSES"), with respect to the Assumed Liabilities.

                  (c) Seller shall forever defend, indemnify and hold harmless Buyer and its directors, officers, employees and Affiliates (other than any current parties to the Nguyen Lawsuit), from and against any and all Losses with respect to (i) the Excluded Liabilities, including without limitation any liabilities or obligations arising through the Closing under the SX Agreements and any other liabilities or obligations arising after the Closing to the extent that Buyer operates under the SX Agreements after the Closing in the same manner as did Seller immediately prior to the Closing, and (ii) notwithstanding anything to the contrary contained in this Agreement (including without limitation Buyer's assumption of liabilities and obligations pursuant to Section 2.1(b)(iii), with respect to the Nguyen Arrangements and the Nguyen Lawsuit, including any liability for the contingent payments which may be payable under Section I.3 of the Nguyen Agreement; provided, however, that Buyer shall make any offers to Mr. Nguyen which may be required under Section I.6 of the Nguyen Agreement after the Closing Date.

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                  (d) Seller shall pay and indemnify and hold Buyer harmless from any liability or obligation in respect of any sales, transfer and other taxes relating to the transactions contemplated hereby which are attributable to or assessed against Buyer by law.

                  (e) Buyer shall pay and indemnify and hold Seller harmless from any liability or obligation in respect of any sales, transfer and other taxes relating to the transactions contemplated hereby which are attributable to or assessed against Seller by law.

         2.3 PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be subject to adjustment as follows:

                  (a) An adjustment to the Purchase Price will be made if, at the Closing Date, the aggregate of the Assumed Payables does not equal Two Hundred Thousand Dollars ($200,000) (the "Represented Assumed Payables"). In such an event the Purchase Price will decrease dollar for dollar to the extent actual Assumed Payables on the Closing Date are greater than the Represented Assumed Payables and will increase dollar for dollar to the extent actual Assumed Payables on the Closing Date are less than the Represented Assumed Payables. At the Closing, Seller shall deliver to Buyer a statement (the "Closing Assumed Payables Statement") estimating as of the Closing Date the actual amount (the "Estimated Assumed Payables"). If the Estimated Assumed Payables is not equal to the Represented Assumed Payables a preliminary adjustment will be made as of the Closing by appropriate adjustment to the Purchase Price to be paid at Closing. Post-Closing computation of the Assumed Payables shall initially be made after the Closing internally by Buyer and delivered to Seller within sixty (60) days of Closing along with all accountants' work papers and similar documentation used in making such determination. If Seller objects to the computation of Assumed Payables made by Buyer, then Seller shall notify Buyer of such objection within ten (10) days of receipt of such computation. If the parties hereto, cannot resolve such objections within thirty (30) days of such notification, then they shall jointly select an accountant or accounting firm to resolve such matters. The conclusions of such accounting firm shall be binding upon the parties hereto. Buyer shall bear all the expense of the post-Closing calculations under this SECTION 2.3(A) unless Seller's calculation was more than ten percent (10%) less than the finally determined actual Assumed Payables, in which event Seller shall be responsible only for the reasonable fee's and expenses of the third party accountant or accounting firm referenced above.

                  (b) If it is finally determined subsequent to Closing that Assumed Payables is not equal to the Represented Assumed Payables (the amount greater than the Represented Assumed Payables, the "EXCESS LIABILITIES" and the amount less than the Represented Amount, the "Lesser Liabilities") then, as applicable, Seller shall pay Buyer or Buyer shall pay Seller, as the case may be, upon the written demand therefor from the party owed such amount, amount of the Excess Liabilities or the Lesser Liabilities, respectively, after taking into account any adjustment made to the Purchase Price at the Closing.

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                  (c) Nothing herein shall constitute a guaranty of collection of any Accounts Receivable.

ARTICLE 3. THE CLOSING.

         3.1 CLOSING. The closing of the purchase and sale of the Assets by Seller to Buyer (the "CLOSING") shall take place at the offices of Reihsen & Associates, 500 North Akard, Suite 3550, Dallas, Texas 75201, at. noon local time, on the date hereof, or at such other place and/or time as the parties may agree in writing (the "CLOSING DATE").

         3.2 INSTRUMENTS OF TRANSFER; FURTHER ASSURANCES. In order to consummate the transactions contemplated hereby, at the Closing, Seller and Buyer shall deliver to each other (a) a completed General Conveyance, Transfer and Assignment in substantially the form attached as Exhibit A hereto covering all of the Assets, and (b) a completed Assumption Agreement in substantially the form attached as Exhibit B hereto. At the Closing, and at all times thereafter as may be necessary, each of Seller and Buyer shall execute and deliver to the other (i) such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer good and marketable title to the Assets (subject to any exceptions set forth in this Agreement or the Schedules hereto) and to comply with the purposes and intent of this Agreement and (ii) such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Seller and assumption by Buyer of the Assumed Liabilities. Simultaneously with the consummation of the transfer, subject to the terms of this Agreement, Buyer shall be entitled to full possession and enjoyment of all the Assets to be sold, conveyed, transferred, assigned and delivered pursuant to this Agreement.

         3.3 CONSENTS. From and after the date of this Agreement, Seller agrees to provide to Buyer all reasonably requested assistance in securing any necessary consent to the assignment of any Contract ("CONTRACTS REQUIRING CONSENT"). Buyer shall use reasonable efforts to obtain consents for the Contracts Requiring Consent and any consents of governmental bodies, customers, and other persons required in order for Seller to sell and transfer the Business and the Assets and Buyer to assume the Assumed Liabilities pursuant to this Agreement. At the Closing, Buyer and Seller shall enter into a Subcontract in substantially the form of Exhibit C attached hereto in respect of the Contracts Requiring Consent for which no consent to assignment is received on or prior to the Closing. There shall be no recourse against Seller in the event any such consent is not received or any party to any Contract terminates its Contract as a result of the transactions contemplated hereby.

         3.4      EMPLOYEES.

                  (a) Seller shall continue to employ at least twenty-three (23) of the employees who are its employees immediately prior to the Closing (the "RETAINED EMPLOYEES") through the next regularly scheduled payroll date (the "TRANSFER DATE") occurring after the Closing but shall make such Retained Employees available for use by Buyer in the operation of the Business through Transfer Date (subject to termination for cause after consultation with Buyer and any voluntary termination by any such Retained Employee).


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         Through the Transfer Date Seller shall continue such Retained
         Employees' then current compensation and benefits making payment of the payroll due on such date with all necessary withholdings. An upward adjustment to the Purchase Price shall be made at the Closing equal to the compensation and the cost of the benefits to such Retained Employees from the Closing Date through the Transfer Date. Buyer shall offer each of the then employed Retained Employees employment with such employment effective on the Transfer Date at the same wage rates (including as to commission arrangements) as then employed and provide at least such other employee benefits as Buyer provides to like employees and shall employ each such Retained Employee who accepts such offer on such terms (or terms more favorable to such Retained Employee) for a period of at least thirty (30) days subsequent to the Closing Date (subject to termination for cause and any voluntary termination by any such Retained Employee). Buyer acknowledges that it also shall assume pursuant to Section 2.1(b) all liabilities and obligations which accrue on or after the Closing Date and all accrued Employee Obligations under the employment agreements included in the Contracts. Except as set forth below in this SECTION 3.4, Buyer shall be responsible for, and forever defend, indemnify and hold Seller harmless from, all Losses resulting from, relating to, or arising out of termination of employment of the Retained Employees, including in respect of severance and similar obligations to such persons, benefits in respect of accrued vacation, sick leave, or personal days and any liability or obligation to Retained Employees arising under the Workers Adjustment and Retraining Notification Act (collectively "EMPLOYMENT OBLIGATIONS").

                  (b) Seller shall offer to continue the medical and dental insurance benefits for all Retained Employees following the Closing Date. These medical and dental benefits shall be extended under the Consolidated Omnibus Budget Reconciliation Action 1985 ("COBRA"). If any Retained Employee elects such benefits, Buyer shall reimburse such Retained Employees for the premium costs of such extended medical and dental insurance coverage for a period of thirty (30) days after the Closing.

                  (c) Without limitation of SECTION 2.2(A) above, except to the extent of liabilities and obligations assumed by Buyer under SECTION 2.1(B) above, Buyer is not assuming any obligations of Seller relating to any Employee Plan. For purposes of this Agreement, the term "EMPLOYEE PLAN" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements including, without limitation, any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, covering any Subject Employee (as defined below) or to which Seller is a party or bound or makes or has made any contribution or by which Seller may have any liability to any Subject Employee (including any such plan formerly maintained by or in connection with which Seller may have any liability to any Subject Employee, and any such plan which is a multiemployer plan as defined in Section 3(37)(A) of ERISA). For purposes of this Agreement the term "SUBJECT EMPLOYEE" includes all current or former officer, directors, employees or


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         consultants of Seller who are or were employed or otherwise compensated in connection with activities involving the Assets being purchased.

         3.5 PAYMENT OF PURCHASE PRICE. At the Closing, Buyer shall deliver to Seller against delivery of the items specified in Sections 3.2 a cashier's check or wire transfer of immediately available funds to an account designated in writing by Seller in the amount of Four Million Dollars ($4,000,000), as adjusted pursuant to SECTION 2.4 above.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct, and hereby acknowledges that such representations and warranties constitute the basis upon which Buyer is induced to enter into and perform this Agreement. Each representation and warranty set forth in this ARTICLE 4 shall survive for a period of nine(9) months after the Closing, and in the case of SECTIONS 4.10 AND 4.11 for a period of eighteen (18) months after the Closing and in the case of the second sentence of SECTION 4.17 for an unlimited period after the Closing, regardless of any investigation made by or on behalf of Buyer.

         4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATIONS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to transact its business and is in good standing in all jurisdictions in which the nature of its business or the location of its properties makes such qualification necessary except for failures to be duly qualified or in good standing as would not have a material adverse effect on the Business or the Assets ("MATERIAL ADVERSE Effect"). OmNex Health, Inc., a Delaware corporation, is the sole stockholder of Seller.

         4.2 FINANCIAL STATEMENTS. SCHEDULE 4.2(A) to this Agreement contains the audited balance sheets of Seller for the fiscal years ended March 31, 1997 and 1996, and the related statements of income and retained deficit and statements of cash flows for such periods. SCHEDULE 4.2(B) to this Agreement sets forth the unaudited balance sheet of Seller as of October 31, 1997, together with the related unaudited statement of operations and retained deficit for the seven (7) month period then ending, certified by the Vice President-Finance of Seller. The financial statements in SCHEDULES 4.2(A) AND 4.2(B) are referred to as the "Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently followed by Seller throughout the periods indicated, and fairly present the financial position of Seller as of the respective dates of the balance sheets included in the Financial Statements, and the results of its operations for the respective periods indicated, subject to Seller's parent company recording on its books certain liabilities of Seller which are not being assumed by Buyer and, in the case of unaudited Financial Statements, to normal year end adjustments.

         4.3 ABSENCE OF UNDISCLOSED LIABILITIES. To Seller's knowledge, except to the extent disclosed, reflected or reserved against in the Financial Statements or as disclosed in


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SCHEDULE 4.3, it has no material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) including, without limitation, any liabilities for environmental pollution.

         4.4 ABSENCE OF SPECIFIED CHANGES. Except as set forth on SCHEDULE 4.4 hereof or in connection with the transactions contemplated by this Agreement, since September 30, 1997, there has not been any:

                  (a) Contract, commitment or transaction by Seller except in the ordinary course of business;

                  (b) Capital expenditure or purchase commitments by Seller exceeding $20,000 for any single item, or $20,000 in the aggregate, or entry by Seller into any leases of capital equipment or real or personal property under which the annual lease charge is in excess of $20,000;

                  (c) Material adverse change in the financial condition, liabilities, Assets, or Business of Seller except as may arise under generally prevailing economic conditions or Seller's industry or health care industry conditions;

                  (d) Destruction, damage to, or loss of any Assets of Seller (whether or not covered by insurance) that would have a Material Adverse Effect ;

                  (e) Labor trouble or other event or condition relating to employees of any character that would have a Material Adverse Effect;

                  (f) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller;

                  (g) Increase in the salary or other compensation payable or to become payable by Seller to any of its officers, directors, employees or consultants who have provided and continue to provide substantial services to Seller or the declaration, payment or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person;

                  (h) Sale or transfer of any Asset of Seller except in the ordinary course of business;

                  (i) Execution, creation, amendment or termination of any contract, agreement or license to which Seller is a party except as to Provider Contracts;

                  (j) Loan by Seller to any person or entity, or guaranty by Seller of any loan;

                  (k) Knowing or intentional waiver or release of any right or claim of Seller;

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                  (l) Mortgage, pledge or other encumbrance of any Asset of
         Seller;

                  (m) Distributions or dividends to any shareholders or third parties other than intercompany transfers in the ordinary course of business and sweep of all cash out of Seller's bank/cash accounts at or before the Closing; or

                  (n) Agreement by Seller to do any of the things described in the preceding clauses (a) through (m).

         4.5 TAX MATTERS. Seller and/or the affiliated group, within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "CODE"), of which Seller is a member have filed or caused to be filed in a timely manner (within any applicable extension periods) all tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign tax laws, all taxes shown to be due on such returns, reports and forms have been or will be timely paid in full, and no tax liens have been filed and no material claims are being asserted in writing with respect to any taxes.

         4.6      CONTRACTS; REAL PROPERTY; ETC.

                  (a) The Contracts consist of all material written and oral contracts, leases, licenses and agreements, and any other commitments or understandings entered into by Seller other than those included in Excluded Assets. True, correct and complete copies of the Contracts have been delivered or made available to Buyer. Except as set forth on
         SCHEDULE 4.6, to Seller's knowledge all such contracts and agreements are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute default under any of these contracts and agreements. To Seller's knowledge, except as set forth in SCHEDULE 4.6, there have been no claims or defaults, and there are no facts or conditions which if continued, or unnoticed, will result in a default under any of the Contracts.

                  (b) Except for the Contracts and any contracts or agreements included in the Excluded Assets, Seller is not a party to, nor are the Assets bound by, any other agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease or any other agreement that is unusual in nature, duration or amount (including, without limitation, any agreement requiring the performance by Seller of any obligation for a period of time extending beyond one year from Closing Date or calling for consideration of more than $20,000 or requiring purchases at prices in excess of, or sales at prices lower than, prevailing market prices). Seller has no right, title or interest in any real property or lease of real property other than under the Lease.

         4.7 OTHER TANGIBLE PERSONAL PROPERTY. The Equipment constitutes substantially all the items of tangible personal property owned by, in the possession of, or used by Seller in connection with its business, excluding any such property included in Excluded Assets. No material item of Equipment is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is in the possession of anyone other than an employee of Seller.

         4.8 ACCOUNTS RECEIVABLE. The Accounts Receivable are valid and genuine and arose from bona fide sales and deliveries of goods, performance of services or other transactions in the ordinary course of Seller's business except as to the Account Receivable designated as "other receivable" on the Financial Statements which arose outside the ordinary course of business, but is a valid obligation of the obligor therefor. To Seller's knowledge the Financial Statements contain adequate reserves for the outstanding Accounts Receivable, however, Seller makes no representation or warranty with respect to the collectibility of any of the Accounts Receivable or the adequacy or enforceability of any security therefor.

         4.9 TRADE NAMES, TRADEMARKS AND COPYRIGHTS. Except as set forth in
SCHEDULE 4.9 and its corporate name, Seller does not use any trademark, service mark, trade name, copyright or brand name in its business, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications, brand names, domain names or telephone numbers (collectively, "TRADE NAMES"). Except as set forth in
SCHEDULE 4.9 or included in the Excluded Assets, no person (other than Seller) owns any Trade Name, the use of which is necessary in connection with the performance of any Contract. Except as set forth in SCHEDULE 4.9, to Seller's knowledge it has the right and authority to use such Trade Names, as are necessary to enable it to conduct and to continue to conduct the Business, and such use does not and will not conflict with, infringe or violate any intellectual or proprietary rights of others.

         4.10 INTELLECTUAL PROPERTIES. Seller has no right, title or interest in any patents, inventions, industrial models, processes, designs, formulas and applications for patents ("INTELLECTUAL PROPERTIES") other than as set forth in
SCHEDULE 4.10. Except as set forth in SCHEDULE 4.10, there have not been any administrative, judicial, arbitration, or other adversary proceedings including Seller concerning the Intellectual Properties listed in SCHEDULE 4.10. To Seller's knowledge, except as disclosed SCHEDULE 4.10, the manufacture, use or sale of the inventions, models, designs and systems covered by the Intellectual Properties listed in SCHEDULE 4.10 does not violate or infringe on any patent or any proprietary or personal right of any party, firm or corporation, and to Sellers knowledge, other than as disclosed in SCHEDULE 4.10, Seller has not infringed and is not now infringing on any patent or other right belonging to any party. Except as set forth in SCHEDULE 4.10, Seller is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any Intellectual Properties other than as to off the shelf software. To Seller's knowledge it has the right and authority to use such Intellectual Properties as are necessary to enable it to conduct and to continue to conduct all phases of the Business in the manner presently conducted.

         4.11 TITLE TO ASSETS. Except as set forth in SCHEDULE 4.11, Seller has good and marketable title to all the Assets and its interest in the Assets to be conveyed to Buyer hereunder, whether real or personal, mixed, tangible, and intangible; provided that Seller makes no representation or warranty as to any right, title or interest of Seller in or to be a member of

ShareNET. Except as set forth in SCHEDULE 4.11, all the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for (i) those disclosed in this Agreement, in the Financial Statements or in the other Schedules to this Agreement; (ii) liens for current taxes not yet due and payable; and (iii) possible minor matters that, in the aggregate, do not exceed $20,000 in amount and do not materially detract from or interfere with the present or intended use of any of the Assets, nor materially impair business operations of Seller. Except for the foregoing, all the Assets are being sold hereunder on an "as is, where is" basis. Seller is in possession of the Leased Property. Except as set forth in SCHEDULE 4.11, neither any stockholder, officer, director or employee of Seller, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Seller or any Intellectual Properties or Trade Names owned or licensed by Seller.

         4.12 EXISTING EMPLOYMENT ARRANGEMENTS. SCHEDULE 4.12 to this Agreement is a list of all employment contracts, collective bargaining agreements, pension plans, bonus plans, profit-sharing plans, deferred compensation plans, stock option plans, or other agreements or arrangements providing for employee or consultant (other than accountants, auditors or attorneys) remuneration or which benefits Seller or by which Seller is obligated or which benefit Seller's employees or such consultants, whether legally binding or in the nature of informal understandings. To Seller's knowledge, all these contracts and arrangements are in full force and effect, and neither Seller nor any other party is in default under them. To Seller's knowledge there has been no claims of defaults and there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. To Seller's knowledge, there is no pending or, threatened labor dispute, strike or work stoppage affecting the Business.

         4.13 INSURANCE POLICIES. SCHEDULE 4.13 to this Agreement is a list of all insurance policies concerning the Business or the Assets as of the date hereof.

         4.14 COMPLIANCE WITH LAWS. To the best of Seller's knowledge, Seller, the operation of the Business and the use of its properties have complied in all material respects with all, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, health, building, zoning or other law, ordinance or regulation) and any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality affecting Seller or its properties (including the Leased Property) or the operation of the Business, except as would not have a Material Adverse Effect. The exclusion of Excluded Permits and the Shared Assets from the Assets being transferred to Buyer shall not preclude the operation of the Business by Buyer in substantially the manner operated prior to the Closing, assuming Buyer obtains all such governmental licenses, permits or other authorizations unique to it which are necessary for it to do business and Buyer provides the executive management and corporate, accounting, financial and other services currently provided to Seller by its Affiliates or at its Affiliates locations.

         4.15 LITIGATION. Except for the Nguyen Lawsuit or the other matters set forth in SCHEDULE 4.15, to Seller's knowledge there is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or threatened against or affecting Seller, the Business or the Assets. Other than the Nguyen Lawsuit, Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

         4.16 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Neither the entry into this Agreement by Seller nor the consummation of the transactions contemplated hereby by Seller will result in or constitute (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Certificate of Incorporation or Bylaws of Seller or to the knowledge of Seller, except as to any failure to obtain required consents for the assignment of any Contract, any Contract; (ii) to the knowledge of Seller, except as to any failure to obtain required consents for the assignment of any Contract, an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation under any Contract; (iii) to the knowledge of Seller, except as to any failure to obtain required consents for the assignment of any Contract, the creation or imposition of any lien, charge or encumbrance on any of the Assets; or (iv) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Seller or the Assets.

         4.17 AUTHORITY AND CONSENTS. Except as set forth in SCHEDULE 4.17 or any consents required for the assignment of any Contract, Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons other than Seller are necessary in connection with it. The execution and delivery of this Agreement and the consummation of this transaction by Seller have been duly authorized by all necessary corporate action of Seller, including approval by its Board of Directors and sole stockholder and no additional approval or authority is required in connection with the bankruptcy actions Case Nos. 96-1329 through 96-1334 (HSB) in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Cases") or under the Order Approving Settlement Agreement between Bart A. Brown, Jr., as Trustee, and Avatex Corporation issued in the Bankruptcy Cases, or any other bankruptcy action. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         4.18 PERSONNEL IDENTIFICATION AND COMPENSATION. SCHEDULE 4.18 is a list of the names and addresses of all employees or significant consultants of Seller stating the rates of compensation payable to each and setting forth all vacation time, sick leave and other paid time off accrued for each of them through the date indicated in SCHEDULE 4.18 and the date and amounts of each such person's last salary increase. No other person, except accountants, auditors and attorneys regularly performs compensable services for Seller.

         4.19 BULK TRANSFER NOTICE. Except as otherwise provided herein or contained on any Schedule hereto, Seller shall transfer the Assets free and clear of all debts and encumbrances or other obligations owed to any third party prior to the Closing Date, and Buyer has agreed to waive any formal requirements of any applicable state bulk sale transfer laws. Seller agrees to hold Buyer harmless and indemnify Buyer against any such claims asserted against Buyer from any creditors entitled to advance notice of the sale of the Assets under any applicable state bulk sales transfer laws.

         4.20 KNOWLEDGE, ETC. Certain of the representations and warranties of the parties hereto are made "to the best knowledge" or "to the knowledge" or words of similar import. The parties hereto agree that the meaning of such expression shall in all cases be understood as comprising matters which the person, or in the case of an entity, an executive officer of such entity, actually knows or, by virtue of his position should know. All matters disclosed under any Schedule delivered pursuant to this ARTICLE 4 shall be deemed disclosed under each other Schedule and Section of this ARTICLE 4 to the extent responsive to such Schedule or Section and an exception to each applicable representation and warranty made by Seller herein.

ARTICLE 5. BUYER'S REPRESENTATIONS AND WARRANTIES.

         Buyer hereby represents and warrants to Seller that the following representations and warranties are true and correct, and hereby acknowledges that such representations and warranties constitute the basis upon which Seller is induced to enter into and perform this Agreement. Each representation and warranty set forth in this ARTICLE 5 shall survive for a period of nine (9) months after the Closing and in the case of the second sentence of Section 5.1 for an unlimited time after the Closing, regardless of any investigation made by or on behalf of Seller.

         5.1 AUTHORITY AND CONSENTS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons, including its Board of Directors or shareholders, are necessary in connection with it. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been duly authorized by all necessary corporate action of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         5.2 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Buyer or, to the knowledge of Buyer, any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trustee other agreement, instrument or arrangement to which Buyer is a party or by which Buyer is bound; (ii) to the knowledge of Buyer, an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation; or (iii) to the knowledge of Buyer, the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Buyer.

         5.3 BUYER'S NET WORTH. Section I.6 of the Nguyen Agreement requires that if Seller "desires to abandon (other than by sale) the Business, [it] shall notify D.T. Nguyen and shall offer to sell the operating assets of the Business to Mr. Nguyen at a price to be negotiated. [Seller] shall have no obligation to offer to sell the Business to Mr. Nguyen before selling the Business to another party; provided, however, that such third party has a minimum net worth of $10,000,000." Buyer hereby represents and warrants to Seller that it has as of the date hereof and will have as of the Closing Date a net worth in excess of $10,000,000.

ARTICLE 6. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligations of Buyer to purchase the Business and the Assets and assume the Assumed Liabilities under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this ARTICLE 6, Buyer may waive any or all of these conditions in accordance with SECTION 10.2 hereof and shall be deemed to have waived any condition which it knows is unmet at the time of Closing and shall retain no rights or remedies, at law or in equity, or under this Agreement in respect of any Losses or for indemnification which would otherwise result from any default which would otherwise arise from such unmet condition.

         6.1 ACCURACY OF SELLER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of that date.

         6.2 SELLER'S PERFORMANCE. Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller on or before the Closing Date.

         6.3 CERTIFICATION BY SELLER. Buyer shall have received a certificate, dated the Closing Date, signed by Seller's Vice President certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in SECTIONS 6.1 AND 6.2 have been fulfilled.

         6.4 OPINION OF SELLER'S COUNSEL. Buyer shall have received from Reihsen & Associates, counsel for Seller, an opinion dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, that:

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own its properties as now owned and operate its business as now operated;

                  (b) This Agreement has been duly and validly authorized by Seller and, when executed and delivered by Seller, will be valid and binding on Seller and enforceable in accordance with its terms, except
         (i) as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought and (ii) that such counsel need express no opinion as to SECTION 8.14 of this Agreement;

                  (c) Except as disclosed in this Agreement, such counsel does not know of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Seller or its business or any of its properties;

                  (d) Except as disclosed in this Agreement, neither the execution nor delivery of this Agreement by Seller nor the consummation of the transactions contemplated in this Agreement by Seller will constitute (i) a default, or an event that would with notice or lapse of time or both constitute a default under, or violation or breach of,
         (A) Seller's Certificate of Incorporation or Bylaws or (B) to such counsel's knowledge without independent inquiry, any Contract or statute, rule, regulation, judgment, order or decree to which Seller is a party, or by which Seller or the Assets may be bound, or (ii) to such counsel's knowledge without independent inquiry, an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Seller, or (iii) to such counsel's knowledge without independent inquiry, an event that would result in the creation or imposition of any security interest or lien on any of the Assets;

                  (e) To such counsel's knowledge without independent inquiry, every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by Seller of the transactions contemplated by this Agreement has been obtained or has been waived by Buyer, and such counsel has not been informed that any such consent, approval, authorization or order has been rescinded or is no longer in effect as of the Closing Date.

         6.5 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, other than the Nguyen Lawsuit, shall have been instituted or threatened on or before the Closing Date.

ARTICLE 7. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligations of Seller to sell and transfer the Business and the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions.

         7.1 ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties by Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

         7.2 BUYER'S PERFORMANCE. Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied, complied with by Buyer on or before the Closing Date.

         7.3 OPINION OF BUYER'S COUNSEL. Buyer shall have furnished Seller with an opinion, dated the Closing Date, of Frank M. Puthoff, Esq., counsel for Buyer, in form and substance reasonably satisfactory to Seller and its counsel, that:

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all necessary corporate power to perform its obligations under this Agreement;

                  (b) All corporate proceedings required by law or by the provisions of this Agreement to be taken by Buyer on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken;

                  (c) Buyer has the corporate power and authority to acquire the Assets for the consideration set forth herein;

                  (d) Every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by Buyer of the transactions contemplated by this Agreement has been obtained or has been waived by Seller, and will be in effect on the Closing Date;

                  (e) Neither the execution nor delivery of this Agreement by Buyer nor the consummation of the transactions contemplated by this Agreement by Buyer will constitute (i) a default, or an event that would with notice or lapse of time or both constitute a default under, or violation or breach of, (A) Buyer's Articles of Incorporation or Bylaws or (B) to such counsel's knowledge without independent inquiry, any Contract or any indenture, license, lease, franchise, mortgage, instrument or other agreement to which Buyer is party or statute, rule, regulation, judgment, order or decree to which Buyer is a party, or by which Buyer or its assets may be bound, or (ii) to such counsel's knowledge without independent inquiry, an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Buyer, or (iii) to such counsel's knowledge without independent inquiry, an event that would result in the creation or imposition of any lien, on any security interest or lien on the assets of Buyer; and

                  (f) This Agreement has been duly and validly authorized and, when executed and delivered by Buyer, will be valid and binding on Buyer and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         7.4 CERTIFICATION BY BUYER. Seller shall have received a certificate, dated the Closing Date, signed by Buyer's Vice President certifying, in such detail as Seller and its counsel may reasonably request, that the conditions specified in SECTION 7.1 AND 7.2 have been fulfilled.

         7.5 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, other than the Nguyen Lawsuit, shall have been instituted or threatened on or before the Closing Date.

         7.6 PAYMENT OF PURCHASE PRICE. The Buyer shall have paid the Purchase Price to be paid at the Closing as specified in SECTION 2.1(A) as adjusted pursuant to SECTION 2.3.

ARTICLE 8. PARTIES' OBLIGATIONS AFTER THE CLOSING

A.       SELLER'S OBLIGATIONS.

         8.1 PRESERVATION OF GOODWILL. Following the Closing, Seller will not knowingly take any action to impair the goodwill, business reputation, employee relations and prospects connected with the Assets to be conveyed to Buyer hereunder.

         8.2 CHANGE OF NAME. Seller agrees that after the Closing Date it shall not use or employ the name of "US HealthData Interchange" or any variation thereof, except as its corporate name for such matters as may be necessary to wind it up or exist as a non-operational shell corporation and that, as soon as practicable but in no event later than thirty (30) days after the Closing Date, Seller will take and cause to be taken all necessary action by its Board of Directors, sole stockholder and any other persons and make such filings as are necessary in order to change Seller's name.

         8.3      SELLER'S INDEMNITIES.

                  (a) Seller shall indemnify, defend and hold harmless Buyer against and in respect of any and all Losses that Buyer shall incur or suffer, which arise out of or result from any breach of, or failure by Seller to perform, any of its representations, warranties, covenants or agreements in this Agreement except as may be waived as set forth herein.

                  (b) Seller shall not be liable for indemnification under
         SECTION 8.3(A) above or under any warranty, representation or covenant, or breach or violation thereof or misrepresentation under any warranty or representation, unless and until the aggregate amount sought by Buyer exceeds Fifty Thousand Dollars ($50,000) (the "Basket"), in which event Buyer shall be entitled to indemnification for all amounts sought which would otherwise be included in the Basket and the aggregate maximum liability of Seller in respect of the foregoing shall not exceed One Million Dollars ($1,000,000).

         8.4 ACCESS TO RECORDS. From and after the Closing, Seller shall allow Buyer, and its counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of Seller as Buyer reasonably requests in writing in order to comply with its obligations under the law or under any Contracts.

         8.5 NONSOLICITATION OF EMPLOYEES. Seller shall not, for two (2) years from the date of this Agreement, directly solicit any employee of Buyer or of any direct or indirect subsidiary of Buyer to leave such employment if such employee was at the Closing an employee of Seller.

B.       BUYER'S OBLIGATIONS.

         8.6 RECORDS OF SELLER. From the Closing Date, and so long as required under applicable law or for other reasonable business purposes (including without limitation defending or prosecuting the Nguyen Lawsuit or defending or prosecuting any other claim), Buyer agrees that it shall not destroy any original records of Seller existing on the Closing Date without first offering to give Seller such records (which option must be exercised within twenty (20) days after the giving thereof by Buyer), and Buyer shall provide Seller with reasonable access to review any such books and records and to make copies thereof during normal business hours of Buyer in connection with tax returns, tax audits, claims that could reasonably be expected to be asserted against Seller, or for any other valid business purpose or for other reasonable business purposes (including without limitation defending or prosecuting the Nguyen Lawsuit or defending or prosecuting any other claim).

         8.7 ACCESS TO RECORDS. From and after the Closing, Buyer shall allow Seller, and its counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of Buyer as Seller reasonably requires in order to comply with their respective obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

         8.8      BUYER'S INDEMNITIES.

                  (a) Buyer shall indemnify, defend and hold harmless Seller against and in respect of any and all Losses that Seller shall incur or suffer, which arise out of or result from any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement.

                  (b) Except for Buyer's obligation to pay the full Purchase Price for the Assets referred to in SECTION 2.1 hereof and to pay all amounts due and satisfy all obligations and liabilities in connection with the Assumed Liabilities (subject to Seller's indemnification obligations under SECTION 2.2(C) above) and indemnification obligations other than under SECTION 8.8(A) ABOVE, Buyer shall not be liable for indemnification under SECTION 8.3(A) above or under any warranty, representation or covenant, or breach or violation thereof or misrepresentation under any warranty or representation, unless and until the aggregate amount sought by Seller exceeds the Basket, in which event Seller shall be entitled to indemnification for all amounts sought which would otherwise be included in the Basket and the aggregate maximum liability of Buyer in respect of the foregoing shall not exceed One Million Dollars ($1,000,000).

C.       ASSERTION OF CLAIMS.

         8.9 ASSERTION OF CLAIMS. All claims for indemnification by Seller pursuant to SECTION 8.3 hereof or Buyer pursuant to SECTION 8.4 hereof, or any other indemnification provision of this Agreement, shall be asserted and resolved as follows:

                  (a) Any person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of the Losses, specifying the nature and specific basis for such Losses and the indemnity claim and the amount or the estimated amount thereof to the extent then feasible and enclosing a copy of all papers (if any) served with respect to the claim (the "Claim Notice"). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced. The Indemnifying Party shall have thirty (30) days from the date the Claim Notice is given in accordance with the notice provisions hereof (the "Notice Period") to notify the Indemnified Party (x) whether it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses, and (y) whether it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; which election to defend may be made without prejudicing the Indemnifying Party as to its liability hereunder, other than with respect to the costs of defense. Notwithstanding the foregoing, any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and that is not prejudicial to the Indemnifying Party. (A) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, and with counsel of its own choosing, in appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense but it shall have no right to control the defense of such proceeding. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim with respect to which the Indemnifying Party has not admitted its liability may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. Any party settling or compromising a claim in violation of the preceding sentence shall be solely liable for the amount of the settlement or compromise.
         (B) If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of a Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend at the expense of the Indemnifying Party the claim with counsel of its choosing reasonably satisfactory to the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of any claim at any time prior to settlement or final determination thereof. Any such defense shall be prosecuted promptly and vigorously by the Indemnified Party. In the case of either (A) or
         (B), if the Indemnifying Party has not yet admitted its liability for a claim the Indemnified Party shall send a written notice to the Indemnifying Party of any proposed settlement of any claim received by the Indemnified Party. The Indemnifying Party shall have an option for 30 days following receipt of such notice to (i) admit liability for the claim if it has not already done so, and (ii) if liability has been admitted, reject, in its reasonably judgment, the proposed settlement. Failure to reject such settlement in writing within such 30 day period shall be deemed an acceptance of such settlement. If the Indemnified Party settles any such claim over the objection of the Indemnifying Party, the Indemnified Party shall thereby waive any right to indemnify therefor, unless the Indemnifying Party has prior to the time of settlement admitted liability for such claim in writing.

                  (b) In the event any Indemnified Party should have a claim for Losses against any Indemnifying Party hereunder that does not involve a Loss being asserted against or sought to be collected from it by a third party (for example, but without limitation, a Loss resulting from a breach of a representation, warranty or covenant), the Indemnified Party shall send a Claim Notice (including an explanation, in reasonable detail, of the basis for such claim, the particular representation, warranty or covenant claimed to be breached by the Indemnifying Party, and the manner in which the amount claimed to be due was computed, together with all documents in the possession of the Indemnified Party relating to such claim for Losses) with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from the date the Claim Notice is given that it disputes such claim for Losses, the amount of such Losses shall be conclusively deemed a liability of the Indemnifying Party hereunder.

         8.10 LOSSES NET OF INSURANCE AND TAX BENEFIT. The amount of any Losses for which indemnification is provided under SECTIONS 8.3 AND 8.8 hereof, or any other indemnification provision of this Agreement, shall be net of any amounts actually recovered under insurance policies and any tax benefit received.

         8.11 TERMINATION OF INDEMNIFICATION. The obligations to indemnify, defend and hold harmless a party hereto, pursuant to SECTION 8.3 OR 8.8 HEREOF (but not pursuant to any other indemnification provisions of this Agreement, including without limitation under SECTION 2.2(C) above), shall terminate nine
(9) months after the Closing as to all matters except as arise out of any breach of the representations and warranties set forth in SECTIONS 4.10 AND
4.11 which shall terminate eighteen (18) months after the Closing and as to any breach of the representations and warranties contained in the second sentence of
SECTION 4.17 and the second sentence of SECTION 5.1 shall continue without termination; provided however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the party to be indemnified shall have made a claim prior to the termination of indemnification therefor by delivering a written notice (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification. Buyer hereby agrees that with respect to any Losses, Seller shall not be required to pay any amounts in connection with making claims under insurance policies covering such Losses, unless Buyer agrees to fully reimburse Seller therefor upon receipt of any insurance proceeds.

         8.12 LIMITATION OF REMEDIES. Buyer and Seller each agree that no party hereto, shall make a claim against any other party hereto for consequential, exemplary or punitive damages, provided that the foregoing limitation shall not prevent an indemnified party from seeking indemnification for third party claims alleging such damages.

         8.13 COLLECTION OF ACCOUNTS RECEIVABLES. Seller shall transfer and deliver to Buyer any payments received after the Closing Date on account of the Accounts Receivable and Seller shall permit Buyer to collect, in the name of Seller or otherwise, all Accounts Receivable. Seller hereby designates and appoints Buyer as its attorney-in-fact with authority to receive, open and dispose of all mail addressed to it, and to endorse its name on any checks, drafts, money orders or other evidences of payment of the Accounts Receivable.

         8.14     NONCOMPETITION.

                  (a) During the period commencing on the date hereof and ending on the expiration of forty-two (42) months following the date hereof, Seller shall not and shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control or otherwise engage or participate in any business which may compete in the Business in any state or other jurisdiction into which Seller has had sales of products or provided its services prior to the date hereof, except that Seller or any of its Affiliates may own securities (or instruments convertible thereto) of any company so long as it neither owns fifty percent (50%) or more of such company's outstanding voting securities nor operates such company nor has its designees occupy more than one-third (1/3) of the board seats of such company at the time such designees become board members.

                  (b) In the event Seller violates the provisions of SECTION 8.14(A) above, the running of the time period of such provisions so violated shall be automatically suspended upon the date of such violation and shall resume on the date Seller ceases such violation.

                  (c) The remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach of threatened breach by Seller of the provisions of this Agreement, Buyer shall be entitled to an injunction restraining Seller from such breach. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including without limitation the recovery of damages from Seller.

ARTICLE 9. COSTS

         9.1 FINDER'S OR BROKER'S FEES. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions, except that Seller has retained Jefferies & Company, Inc. as its Broker, and any fees or commissions and expenses associated therewith is the sole obligation of Seller.

         9.2 EXPENSES. Each of the parties shall pay all costs and expenses, including, but not limited to all attorneys' fees, investment banker's fees and accounting fees, incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

ARTICLE 10. FORM OF AGREEMENT

         10.1 HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         10.2 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, representations, and understandings of the parties; provided that the parties shall continue to be bound by the provisions of the agreements referenced in SECTION 15.2 below. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         10.3 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 11. PARTIES

         11.1 PARTIES IN INTEREST. Except as otherwise expressly provided herein to the contrary as to payment by Buyer of Retained Employee's COBRA insurance premiums under Section

3.4(b) above, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

         11.2 ASSIGNMENT. Buyer may not assign or delegate any of its rights or obligations under this Agreement or any part hereof without the prior written consent of Seller except for any assignment in connection with the sale of substantially all of Buyer's assets or capital stock to an unaffiliated third party. Except as otherwise set forth herein, Seller may not assign or delegate any of its rights or duties hereunder, without the prior written consent of Buyer. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

ARTICLE 12. REMEDIES

         12.1 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other preceding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         12.2 CONDITIONS PERMITTING TERMINATION. Either party may on the Closing Date terminate this Agreement by written notice to the other, without liability to the other, if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement or if any condition to Closing in favor of such party has not been satisfied.

ARTICLE 13. NOTICES

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

                    SELLER:        5910 North Central Expressway
                                   Suite 1780
                                   Dallas, Texas 75206
                                   Attn: Scott Peterson
    with copy to:                      Robert H. Stone, Esq.
                                       Avatex Corporation
                                       5910 North Central Expressway
                                       Suite 1780
                                       Dallas, Texas 75206

    with an additional  copy to:       Gerald J. Reihsen, III
                                       Reihsen & Associates
                                       500 North Akard, Street 3550
                                       Dallas, Texas  75201

    BUYER:                             2501 Davie Road, Suite 230
                                       Fort Lauderdale, Florida 33317
                                       Attn: Harold S. Blue

    with copy to:                      Frank M. Puthoff, Esq.
                                       ProxyMed, Inc.
                                       2501 Davie Road, Suite 230
                                       Fort Lauderdale, Florida 33317

Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 14. GOVERNING LAW

         This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas, without regard to its conflicts of laws provisions.

ARTICLE 15. MISCELLANEOUS

         15.1 ANNOUNCEMENTS. Except as and to the extent required by any applicable law, regulation or order, including Securities and Exchange Commission regulations, no party to this Agreement shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of negotiations regarding a proposed transaction between the parties or any of the terms, conditions or other aspects of a proposed transaction without prior written consent of the other party. In the event any party is required by applicable law, regulation or order to make any such disclosure, such party shall provide prior notice of such required disclosure to the other party. Subsequent to Closing, Buyer agrees to deliver to Seller a copy of the proposed public announcement relating to this transaction prior to the publication thereof in order to give Seller an opportunity to make recommendations with respect thereto, which recommendation shall in no way be binding on Buyer.

         15.2 CONFIDENTIALITY AGREEMENT. Seller and Buyer acknowledge and affirm the Confidentiality Agreement between Buyer and Avatex Corporation (formerly known as

FoxMeyer Health Corporation) dated January 28, 1997 as amended by the letter agreement between such parties dated September 17, 1997.

         15.3 SEVERABLE COVENANTS. In the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

         15.4 SPECIFIC PERFORMANCE. In the event of a breach or threatened breach by any party hereto of the provisions of this Agreement, the other party hereto shall be entitled to specific performance. Nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.


BUYER:                      PROXYMED, INC.


                            By: /s/ BENNETT MARKS
                                ---------------------------------
                                Name: Bennett Marks
                                Title: EVP-Finance


SELLER:                     US HEALTHDATA INTERCHANGE, INC.


                            By: /s/ SCOTT E. PETERSON
                                ----------------------------------
                                Name: Scott E. Peterson
                                Title: Vice President-Finance


         The undersigned hereby unconditionally and irrevocably guaranties the liabilities and obligations of US HealthData Interchange, Inc. under Sections 2.2(c), 2.2(d), 2.3(b), 8.3 and 8.14 of the above Asset Purchase Agreement with ProxyMed, Inc. Nothing in the foregoing guaranty shall create any direct liability of the undersigned to any third party to which it otherwise has no direct liability. The undersigned agrees ProxyMed, Inc. shall not be first required to enforce against US HealthData Interchange, Inc. any liability or obligation guaranteed hereby before seeking enforcement against the undersigned.

                                    AVATEX CORPORATION


                                    By: /s/ SCOTT E. PETERSON
                                        ----------------------------------
                                        Name: Scott E. Peterson
                                        Title: Vice President-Finance

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